Exhibit 10(l)
SCHERING-PLOUGH RETIREMENT BENEFITS EQUALIZATION PLAN
(as amended and restated as of January 1, 2005)
I. Purpose of Plan
The purpose of this Plan is to provide a means of equalizing the benefits of those employees participating in the Schering-Plough Corporation Retirement Plan (the “Retirement Plan”) whose benefits under the Retirement Plan are or will be limited by application of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 or as subsequently amended (the “Code”).
II. Administration of the Plan
The Plan shall be administered by the Secretary of Schering- Plough Corporation, and all questions arising in connection with the Plan shall be determined by the Compensation Committee of Schering-Plough Corporation (the “Committee”). The Secretary and the Committee may employ and rely upon such legal counsel, such actuaries, such accountants, and such agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons. Except as otherwise provided in paragraph 4 of Section VI, the Committee may delegate in writing part or all of its authority under this Plan to such party or parties as it may deem necessary or appropriate.
III. Participation in the Plan
All members of the Retirement Plan shall be eligible to participate in this Plan whenever their compensation or benefits under the Retirement Plan as from time to time in effect would exceed the limitations on eligible compensation and/or benefits imposed by Sections 401 and 415 of the Code, respectively.
IV. Compensation and Benefit Limitations
For purposes of this Plan and the Retirement Plan, the limitations on eligible compensation under Section 401(a)(17) of the Code shall be deemed to be reached when a participant’s eligible compensation under the Retirement Plan, commencing January 1, 2005, exceeds $210,000 or such other amount as the Secretary of the Treasury shall pronounce. The limitations imposed by Section 415 of the Code shall be deemed to be reached when the benefits otherwise payable to the participant in the Retirement Plan for a given plan year would exceed the maximum allowable under the Code. The limitations imposed by Section 401(a)(4) shall be deemed to be reached to the extent that any participant’s benefit in the Retirement Plan is reduced by virtue of the application of the nondiscrimination testing to definition of compensation under the Retirement Plan or to the Voluntary Early Retirement Program under the Retirement Plan.

V. Equalized Benefits
1. Each eligible member of the Retirement Plan and his beneficiaries shall receive a supplemental pension benefit equal to the benefit which would have been payable to them under the Retirement Plan, without regard for any provision therein incorporating limitations imposed by Sections 401 and 415 of the Code, to the extent that such benefit otherwise payable under the Retirement Plan exceeds the benefit limitations as described in Section IV of this Plan. Except as otherwise set forth below, such supplemental pension benefits shall be payable in accordance with all the terms and conditions applicable to the member’s benefits under the Retirement Plan, including whatever optional benefits he may have elected. Notwithstanding the foregoing, the benefit of any Pilot under this Plan shall be reduced, but not below zero, by the benefit payable to such Pilot under the Pilots’ Retirement Plan. In addition, for purposes of determining the supplemental pension benefit under this Plan only for a Participant who also participates in the Schering-Plough Corporation Supplemental Executive Retirement Plan (the “SERP”), the following definition of “Average Final Compensation” shall be used to calculate a participant’s benefit under the Retirement Plan:
“‘Average Final Compensation’ means the average annual Compensation of a Member during the 60 consecutive months in the last 120 or fewer months of his or her Benefit Service affording the highest such average, or during all of the months of his or her Benefit Service if less than 60 months; provided, however, that individual components of Compensation as in effect on any given date shall be treated as if they were in effect for each of the preceding 120 months considered in this calculation.”
     2. Notwithstanding Section V.1 of this Plan, a participant or former participant who is a participant in the SERP must receive payment of the actuarial equivalent of the aggregate of his benefits under this Plan and any survivor’s benefit payable to his surviving spouse under this Plan in a lump sum in cash on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date. For this purpose, the interest rate used to calculate the lump sum benefit shall be the same interest rate used to calculate the participant’s lump sum benefit in the SERP. Moreover, by way of clarification, the value of the early retirement subsidy provided under the Retirement Plan shall only be included in the lump sum supplemental benefit provided under this Plan if the Participant has attained age 55 and has completed 10 years of eligibility service under the Retirement Plan. The Committee may, in its sole discretion, defer the payment of any lump sum or initial annual installment to any participant who is a “covered employee” as defined in Section 162(m) of the Code, if such payment would be subject to such Section’s limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at the Deferral Rate, compounded semi-annually.
     3. The following terms, when used in this Plan, shall have the meanings given below:
          (a) “Change of Control” means a Change of Control as defined in the 2002 Stock Incentive Plan of Schering-Plough Corporation or its successor plan.

          (b) “Change of Control Termination Date” means the date, following a Change of Control, as of which a participant or former participant ceases to be an employee of the Company or any of its affiliates.
          (c) “Pilot” or “Pilots” means a member who is also eligible to receive a benefit under the Pilots’ Retirement Plan.
          (f) “Pilots’ Retirement Plan” means the Schering-Plough Corporation Pilots’ Supplemental Retirement Plan.
All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Retirement Plan.
     4. The supplemental pension benefit of a participant who is entitled to benefits under this Plan due to a Change of Control shall be reduced by the factors set forth on Annex A hereto depending upon his age on the relevant Change of Control Termination Date.
VI. Miscellaneous
     1. Neither the establishment of this Plan nor the participation therein shall confer upon any person any right to be continued as an employee of the Company or any affiliated company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or any affiliated company so requires.
     2. All expenses of administering this Plan shall be borne by the Company.
     3. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, or subject to attachment, garnishment, or other legal process.
     4. This Plan may be amended or terminated at any time by action of the Company’s Board of Directors. In the event of termination, no contributions shall be made thereafter, except for a year preceding the year in which termination occurs and provided that no such amendment or termination shall affect any right or obligation with respect to any contribution theretofore made, or the rights of a participant, terminated participant, former participant or beneficiary to receive amounts credited to his account.
     5. The Plan is intended to constitute a nonqualified deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Title I of ERISA. Benefits payable under this Plan shall not be funded and shall be paid out of the general funds of the Company and/or its affiliates.
     6. The Company may withhold from any payment required to be made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any other amounts for which the Company may be legally liable and which may be assessed with regard to such payment.

     7. Notwithstanding the foregoing, the portion of the supplemental benefit that is accrued after December 31, 2004 for any participant who is a specified employee as defined in Section 409A of the Code, shall be delayed for a period of six (6) months following such participant’s termination of employment. During such delay, such participant’s supplemental benefit shall earn interest at the actual yield on three (3) month U.S. Treasury Bills as reported in the Wall Street Journal on the first business day of the calendar quarter in which the delay begins. Any participant who is also a participant in the SERP may elect to defer receipt of his or her Supplemental Benefit in accordance with the terms of the Savings Advantage Plan to the extent that such plan complies with Section 409A of the Code in a manner that will not result in the incurrence of Section 409A excise taxes to the Participant.
     8. The masculine pronoun shall the feminine wherever appropriate.
     9. The Plan shall be construed, administered, and enforced under ERISA and the laws of the State of New Jersey, except where ERISA controls.
     10. Claims Procedure. A person who believes that he or she is being denied a Supplemental Benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided an opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review under subsection (c) and for review under subsection (iv) hereof; and (vi) a statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on review.
     11. Request for Review. Within 60 days after the receipt by the Claimant of the opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and estopped from challenging the determination.
     12. Review of Decision. Within 60 days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60-day time period be extended, the Committee shall so notify the

Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

Annex A

Age on Change of Control
Termination Date	Reduction Factor
64	4%
63	8%
62	12%
61	16%
60	20%
59	26.6%
58	32.5%
57	37.8%
56	42.6%
55	46.9%
54	50.9%
53	54.7%
52	58.3%
51	61.7%
50	64.9%
49	67.7%
48	70.1%
47	72.1%
46	74.0%
45	75.8%
44	77.5%
43	79.1%
42	80.6%
41	82.0%
40	83.3%
39	84.5%
38	85.6%
37	86.6%
36	87.6%
35	88.6%